CONFIDENTIAL TREATMENT


                                                                EXHIBIT 10.17(b)


                                LICENSE AGREEMENT

     This Agreement is effective May 2, 1997 ("the Effective Date") by and between LeukoSite, Inc. ("LKS"). a Delaware corporation having an address at 215 First Street, Cambridge, MA 02142, and L & I Partners, L.P., a Delaware Limited Partnership having an address at 11550 1 H 10 West Suite 300, San Antonio, Texas 78230 ("LICENSEE") .

      WHEREAS, LICENSEE desires to obtain certain exclusive and non-exclusive sub-licenses in and to certain patents and information which LKS has licensed from the British Technology Group Ltd. ("BTG"); and

      WHEREAS, LKS is willing to grant the sub-licenses desired by LICENSEE.

      NOW THEREFORE in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

      Section I - Definitions

1.1 IN this Agreement the following terms shall have the following meanings (subject to subsequent amendment pursuant to this Agreement):-

      1.1.1 "Campath I H"           the anti-CD52 humanized monoclonal antibody
                                    that is produced from the Cell Line and
                                    derivatives of the antibody so-produced
                                    including conjugates of the antibody with other substances;

      1.1.2 "Cell Culture Medium"   the powdered CM5 cell culture medium more
                                    particularly described and claimed in the patent rights represented by WF code number
                                    PA 1194 which forms part of the Know-how;

      1.1.3. "Cell Line"            cell line obtained from the Chinese Hamster
                                    Ovary (CHO) clone CIC2 derived from original master cell bank CIM 3D44 10.8.90 and the Master Cell Bank CHO IH 10.11.93 which forms part of the Know-how;

      1.1.4  "Chargeable
            Transaction"            the use sale or other disposal of a Product
                                    by or on behalf of the LICENSEE, provided that where such sale or other disposal is made by or on behalf of the LICENSEE to another company within its Group for further sale or disposal then the Chargeable
                                    Transaction shall be the first sale or other disposal outside that Group provided further that neither use of Product in clinical trials nor distribution of Samples as part of Product promotion shall be deemed
                                    Chargeable Transactions as long as no
                                    consideration is received by the LICENSEE or any Group Company in relation thereto, and provided always that if on the sale or disposal of Product by or on behalf of the LICENSEE or relevant Group company (as the case may be) the Product is not in Final
                                    Form then the Chargeable Transaction shall be the first sale of Product which is in Final Form;

      1.1.5 "the Confidentiality
           Undertaking"             the written undertaking given by the
                                    LICENSEE in Section 5.3 of this
                                    Agreement;

      1.1.6 "Connected Persons"     the meaning ascribed by Section 839 of the
                                    Income and Corporation Taxes Act 1988 of the
                                    United Kingdom ("UK");

      1.1.7  "Deductions"           quantity discounts and bona fide rebates as
                                    part of managed care programs relating (in both cases) specifically and solely to Product trade discounts and (where such items are specifically shown in the invoice) purchase, sales, import or value Added taxes and the costs of delivery and insurance, but not commission or cash discounts;


      1.1.8 "the Development Plan"  the document set out in Schedule I below together with each development plan
                                    delivered to LKS pursuant to 4.2.2 below;

      1.1.9 "Dollars"               US dollars;

      1.1.10 "the Effective Date"   the date on which this Agreement is made;

      1.1.11 "the Exercise Fee"          *     Dollars       *        for
                                    exercise of each of the options except that for exercise of Option I it shall be
                                                 *                      ;

      1.1.12  "Final Form"          fully formulated, in final form packaged for
                                    ultimate consumer use and suitable for
                                    purchase by a purchaser or distributor who is not undertaking substantial product support or marketing, (e.g., a drug wholesaler, a pharmacist or a group of pharmacists, a chain of drug retailers or a hospital or central purchasing department for a group of hospitals);

      1.1.13 "Force Majeure"

                                   1.1.13.1  civil commotion, riot, invasion,
                                             war threat or-preparation for war;



* Confidential treatment requested: material has been omitted and filed separately with the Commission

                                   1.1.13.2  fire, explosion, storm, flood,
                                             earthquake, subsidence, epidemic or
                                             other natural physical disaster;

                                   1.1.13.3  impossibility of the use of
                                             railways, shipping, aircraft, motor
                                             transport or other means of public
                                             or private transport;

                                   1.1.13.4  political interference with the
                                             normal operations of the LICENSEE.

      1.1.14  "the Glaxo Group"     Glaxo Wellcome plc (Co. no. in England
                                    1047315) and, as from time to time, any
                                    Holding Company and any subsidiary of Glaxo
                                    Wellcome plc and any other Subsidiary of Glaxo Wellcome plc,s Holding Company and affiliates;

      1.1.5  "Group"                the LICENSEE (as appropriate in the context)
                                    and, as from time to time, any Holding
                                    Company and Subsidiary of the LICENSEE and any other Subsidiary of the LICENSEE's
                                    Holding Company and in the case of the
                                    LICENSEE any company fifty per cent owned by the LICENSEE;

      1.1.16 "Holding Company"
               and "Subsidiary"     the meanings ascribed to them by section 736
                                    of the Companies Act 1985 of the UK;

      1.1.17 "The Index"            the US All Urban Consumer Price Index or if
                                    that Index shall cease to be published the nearest index having like effect;

      1.1.18  "Inventors"           Professor Herman Waldmann, Dr Michael Ronald
                                    Clark, Dr. Lutz Riechmann and Dr Gregory
                                    Paul Winter;

      1.1.19 "the Know-how"         the technical information and data and
                                    biological materials specified in Schedule 2 and any other information disclosed to the LICENSEE by LKS pursuant to the Confidentiality Undertaking;

      1.1.20 "Launch Date"          the first arm's length sale of Product by
                                    the LICENSEE in a Major Territory following grant of Regulatory Approval in such Major
                                    Territory;

      1.1.21  "the Licenses"        the licenses granted or to be granted under
                                    this Agreement

      1.1.22  "LICENSEE
               Inventions"          inventions arising from the LICENSEE's
                                    development of the inventions which are the subject matter of the Patents and inventions arising from any such development carried out for or with the LICENSEE;

      1.1.23  "Major Territory"     UK, France, Germany, Italy, USA and Japan;

      1.1.24  "Net Sales"           the aggregate Net Selling Prices of
                                    Chargeable Transactions for a calendar year;

      1.1.25  "Net Selling Price"   the price of Products the subject of a
                                    Chargeable Transaction calculated as
                                    follows:-

                                    1.1.25.1    in the case of an arm's length
                                                sale the gross price as charged
                                                or
                                                invoiced, less any Deductions;

                                    1.1.25.2    in the case of a sale which is
                                                not at arm's length or any
                                                disposal other than by sale the
                                                open market price in the country
                                                where the transaction was
                                                effected or the use occurred,
                                                less any Deductions;

      1.1.26 "the Options"          Option 1, Option 2, Option 3 and Option 4.

      1.1.27 "Option 1"             the right to insert 'or for ex Vivo bone
                                    marrow purging in humans' before 'which is made or sold' in the definition of "the
                                    Product" (as varied from time to time);

      1.1.28 "Option 2"             the right to replace 'propymphocytic
                                    leukaemia or chronic lymphocytic leukaemia' with 'cancer' in the definition of 'Product'
                                    (as varied from time to time);

      1.1.29 "Option 3"             the right to insert 'or multiple sclerosis
                                    in humans' before 'which is made or sold' in the definition of 'Product' (as varied from time to time);

      1.1.30 "Option 4"             the right to insert 'or rheumatoid arthritis
                                    in humans' before 'which is made or sold' in the definition of 'Product' (as varied from time to time);

      1.1.31 "the Option Period"    three (3) year period provided for in the
                                    license agreement between LKS and BTG (the
                                    "BTG Agreement");

1.1.32 "the Patents"

                                    1.1.32.1    the patents and applications for
                                                patents specified in Schedule 3;
                                                and

                                    1.1.32.2    any patent which may be granted
                                                pursuant to any of the above
                                                applications; and

                                    1.1.32.3    any patents and applications
                                                corresponding to such patents
                                                and applications which may be
                                                granted to or made by LKS in
                                                other countries; and

                                    1.1.32.4    any re-issues or extensions of
                                                such patents and any
                                                Supplementary Protection
                                                Certificates in respect of such
                                                patents and any divisions and
                                                continuations of such
                                                applications.

      1.1.33.  "Product"            any product containing Campath I H antibody
                                    for the treatment of propymphocytic
                                    leukaemia or chronic lymphocytic leukaemia in humans or for such other therapy for which LICENSEE has exercised its option under Clause 4.2.1 which is made or sold or otherwise disposed of, in any country by, or on behalf of, the LICENSEE, and which

                                    1.1.33.1    falls within the scope of, or
                                                utilizes any method or process
                                                which falls
                                                within the scope of, any of the
                                                Patents or which incorporates,
                                                or is itself, the invention the
                                                subject of any of the Patents of
                                                that country, or

                                    1.1.33.2    embodies or utilizes any of the
                                                Know-how, or

                                    1.1.33.3    infringes any copyright in the
                                                Know-how.

      1.1.34 "Regulatory Approval"  full regulatory approval (i.e., marketing authorization) for sale of Product;

      1.1.35 "the Results"          all technical data, Know-how, computer
                                    software, notes, chemical compounds,
                                    biological material, models, prototypes, specimens, drawings, reports and information arising from the LICENSEE's development of the inventions which are the subject of the Patents (and from others' development where the same is carried out for or with the LICENSEE) including in particular data relevant to applications for Regulatory
                                    Approvals, and including the copyright,
                                    design rights and other intellectual
                                    property rights arising therein;

      1.1.36  "the Sub-License"     a sub-license or any agreement or commitment
                                    for the grant of a sub-license;

      1.1.37  "the Sub-License
               Terms"               those terms set out in Schedule 4;

      1.1.38  "Supplementary
               Protection

               Certificates"        supplementary protection certificates
                                    granted "Certificates" pursuant to Council regulation (EEC) No. 1768/92 ("the SPC
                                    Regulation") and any like certificates
                                    granted by any government, authority or
                                    agency;

      1.1.39  "the Territory"       the countries of the European Union, USA,
                                    Canada and Japan;

      1.1.40 "the Trade Marks"      the trade marks specified in Schedule 5;

      1.1.41  "WF"                  The Wellcome Foundation Limited (Co. no. in
                                    England is 194814, registered office at
                                    Glaxo Wellcome House, Berkeley Avenue,
                                    Greenford, Middlesex UB6 ONN);

      1.1.42  "the WF Patents       Those of the Patents which have been
                                    licensed (as opposed to assigned) to LKS by WF;

      1.1.43 "Year 1"               the calendar year in which Product is first
                                    launched by the LICENSEE, with Year 2 being the next calendar year (and so on).

1.2 Some of the licenses granted by LKS hereunder are in fact sub-licenses (with WF owning the relevant patent applications and patents).

2. Payments

2.1 THE LICENSEE shall pay to LKS:-

      2.1.1 immediately upon the signing of this Agreement the sum of
                              *                      ; and

      2.1.2              *                 on the first anniversary of
            the Effective Date; and

      2.1.3              *                on the second anniversary of
            the Effective Date; and



* Confidential treatment requested: material has been omitted and filed separately with the Commission.

      2.1.4            *            on each subsequent anniversary of
            the Effective Date which is prior to the Launch Date; and

      2.1.5             *                         on the earlier of,

            2.1.5.1 the date falling four years and six months after the Effective Date, and

            2.1.5.2 the date on which the LICENSEE (or any third party on behalf of the LICENSEE) files its first application for Regulatory Approval in a Major Territory; and

      2.1.6 the royalties specified in Clause 6;

      2.1.7 the share of downpayments specified in Clause 7.


2.2 THE sums referred to in sub-clause 2.1 shall not be refundable.

2.3 WHEN making any payment under this Agreement the LICENSEE shall also pay any Value Added Tax payable by LKS. Where the LICENSEE has to pay Value Added Tax LKS shall provide the LICENSEE with a Value Added Tax invoice in respect of the relevant payment.

3. Commencement and duration

3.1 THIS Agreement shall come into force on the Effective Date.

3.2 SUBJECT to Clauses 16 and 17:-

      3.2.1 the Licenses under the Patents shall continue in force in each country until all of the Patents of that country have expired;

      3.2.2 the Agreement shall continue in force until all of the royalty obligations have expired after which LICENSEE shall have a fully paid up, non-cancelable license which is equivalent in scope to that held by the LICENSEE immediately before the expiry of the said royalty obligations.


* Confidential treatment requested: material has been omitted and filed separately with the Commission.

3.3 THE LICENSEE shall be responsible for obtaining any requisite registration or governmental approval of this Agreement and of acts to be carried out pursuant to or in connection with this Agreement (including in particular that of transferring the Know-how (or part thereof) from the UK to the USA) and the LICENSEE shall expeditiously take all necessary steps to obtain the same.


4. Licenses and Option Rights

4.1 LKS grants to the LICENSEE on and from the Effective Date:-

      4.1.1 Licenses under the Patents to make, have made, use, sell and otherwise dispose of Products;

      4.1.2 licenses for the purposes set out in 4.1.1 above to use:-

            4.1.2.1     the Know-how,

            4.1.2.2     the copyright in the Know-how,

      SUCH licenses are without geographical restriction and, subject to the fact that the Patents only relate to some countries, are worldwide. Such licenses are also subject to the terms set forth in Schedule 4 and to the terms of the agreements between LKS and the Wellcome Foundation Limited set forth in
Schedule 6, attached hereto and made a part hereof and LICENSEE agrees to be bound by such terms.

4.2 FOR the avoidance of doubt it is declared that the LICENSEE shall not use, nor allow others to use the biological materials forming part of Schedule 2 for human use but substances derived from the Cell Lines may be used in humans and Cell Culture Medium may be used in connection with the preparation of substances for human use.

      4.2.1 LKS grants the LICENSEE the Options.

      4.2.2 Subject to the following provisions of this Agreement the LICENSEE may exercise each of the Options at any time during the Option Period except when it is in breach of its obligations under this Agreement by simultaneously:-

            4.2.2.1     giving notice of exercise to LKS; and

            4.2.2.2     making payment of the Exercise Fee to LKS; and

            4.2.2.3 delivering a development plan to LKS, with such development plan to be for the relevant indication, to be similar in form and detail to the document set out in
                        Schedule I and to contain development timescales consistent with those set out in the said document; and

            4.2.2.4 making payment of all outstanding sums (if any) due to LKS under this Agreement.

      4.2.3 In the exercise of each of the Options time shall be of the essence.

4.3 THE licenses under the Patents of Schedule 3 Part A (and under the related applications and patents failing within 1.1.32.2, 1.1.32.3 and 1.1.32.4 of the definition "the Patents") shall be exclusive. The rest of the Licenses shall be non-exclusive. The exclusivity referred to above shall be qualified by (and subject to):-

      4.3.1 the right of each member of the Glaxo Group to use any stocks of Campath IH remaining after the transfer of the Know-how to LKS for general research and development purposes which shall exclude clinical development and subsequent commercialization; and

      4.3.2 the right of each member of the Glaxo Group to retain stocks of Campath I H for supply of Carnpath I H to those patients to whom any member of the Glaxo Group has obligations to under existing clinical protocols; and

      4.3.3 the right of the Inventors to carry out non-commercial work in relation to that Campath I H which is produced by the cell line which they originated and which is known as TF57:19; in the event such research produces a cell line which produces a humanized antibody with the same specificity as Campath IH, and such cell line and the intellectual property rights related thereto are assigned to LKS then LKS shall notify the LICENSEE of such assignment and (on request by the LICENSEE) such cell line and intellectual property right shall be licensed to the LICENSEE hereunder, (and form part of the Patents or the Know-how as appropriate).

4.4 WITHOUT prejudice to Clause 3.2 the Licenses are granted for the purpose only of making, having made, using, selling and otherwise disposing of Products during the life of this Agreement. These rights shall not be used thereafter or otherwise unless and until the Know-how has come into the public domain otherwise than through breach or default of the LICENSEE or the Copyright has expired.

4.5 LKS shall, at the request and expense of the LICENSEE, execute any further formal document which may be necessary to give effect to this Agreement in any country. Until such license shall be granted formally, this Agreement shall take effect as a license.

4.6 THE LICENSEE acknowledges that LKS, BTG and WF have the right to review and discontinue those of the Patents which they respectively own or beneficially own provided that as regards those of the Patents owned/beneficially owned by LKS for countries in the Territory LKS shall notify the LICENSEE prior to discontinuance/ abandonment. After any such notification, and subject to the existing rights of the Inventors and other prior owners of such of the Patents, LKS shall allow the LICENSEE to continue the Patents the subject of the discontinuance/notification notice, with such continuance to leave LKS as owner, and to-be at the LICENSEE's cost.

5. Know-how

5.1 TO the extent to which it has not already done so, the LICENSEE shall arrange, and pay the cost of and be responsible for, copying, shipment to the LICENSEE and storage of the Know-how and such shipment shall be at the LICENSEE's risk.

5.2 THE LICENSEE may, in appropriate circumstances, but in its sole discretion, consult the Inventors regarding the design, conduct and results of clinical trials and give due weight to their views.

5.3 THE LICENSEE shall keep the Know-how confidential to the LICENSEE, and to such of its officers and employees as are bound by obligations of confidence and need to be informed, and shall ensure that the Know-how is not disclosed to others orally or in writing, save to the extent that the Know-how:-

      5.3.1 as evidenced by the LICENSEE's written records, was lawfully known to the LICENSEE prior to its communication by or through LKS, BTG or WF and was not communicated to the LICENSEE subject to any restrictions on disclosure or use; or

      5.3.2 is necessarily disclosed by the sale of Products embodying any of the Know-how; or

      5.3.3 is or becomes in the public domain, otherwise than by any default of the LICENSEE, or persons acquiring the same from the LICENSEE; or

      5.3.4 becomes known to the LICENSEE by the action of a third party not in breach of any obligation of confidence.

6. Royalties

6.1 SUBJECT to clauses 6.2 and 6.3 below the LICENSEE shall pay to LKS in respect of Products the subject of Chargeable Transactions and as provided in Clause 17.2 on Products held on termination, a royalty at the rate of * on the Net Selling Price.

6.2 IF, in transactions where the LICENSEE itself is making the Chargeable Transaction, the following apply:

      6.2.1 the LICENSEE is paying patent royalties to a third party/third parties; and

      6.2.2 that third party or those third parties (as the case may be) is not/are not member(s) of the LICENSEE's Group, or a Connected Person(s) of the LICENSEE; and

      6.2.3 such patent royalties are paid under an arm's length bona fide license; and

      6.2.4 those patent royalties are for rights which are essential for the exploitation of Product; and

      6.2.5 the sum of such patent royalties with characteristics 6.2.1 to 6.2.4 above, ("Other Royalties") and the royalties payable to LKS under clause 6.1 above would in total amount to more than * on the Net Selling Price for that Chargeable Transaction then the royalty to be paid to LKS on that Chargeable Transaction shall be reduced by * of the amount that such Other Royalties are above

*Confidential treatment requested: material has been omitted and filed separately with the Commission.

* provided that in no event shall the royalty rate payable to LKS be reduced under this Clause 6.2 below * . (By way of illustration if Other Royalties equal * then the royalty rate payable to LKS would be * , if Other Royalties equal * then the royalty rate payable to LKS would be *.

6.3 ROYALTY shall be payable in each country for a period of twenty years from the Effective Date. Thereafter royalty shall only be payable in respect of Products (the subject of Chargeable Transactions) which are such by reference to
1.1.33.1 of the definition "Product" but not 1.1.33.2 or 1.1.33.3.

6.4 ROYALTY shall only be payable once in respect of the same Product.

6.5 THE LICENSEE shall at the request of LKS provide half-yearly forecasts of the amount of royalties likely to be payable under this Agreement but whilst such forecasts (or the like) may be adopted and utilized by LKS for the purposes of Clause 16.5 the LICENSEE shall not be liable in damages to LKS for any inaccuracies in such forecasts.

6.6 THE LICENSEE shall be entitled to credit against royalties the amount of the royalty paid on any Products the subject of Chargeable Transactions which are:-

      6.6.1 subsequently returned to the LICENSEE or Group Company (as the case may be) in exchange for a refund or credit and not then re-sold or disposed of again, (other than by destruction); or

      6.6.2 destroyed after a refund or credit has been given.

6.7 IF in relation to any accounting period and in any country in which there is no extant patent forming part of the Patents LICENSEE demonstrates to LKS's reasonable satisfaction that a competitor or competitors, (i.e. a company which is not part of LICENSEE's Group) is/are selling Campath IH products, (which would fall within the definition PRODUCT but for-being sold by the competitor or competitors), then the appropriate royalty rate on sales in the country in question shall be reduced for that accounting period if the market share of the competitor(s) amounts to more than * of the total market for PRODUCTS (and exact equivalents) in that country. The reduced royalty shall be the appropriate fraction shown in the second


*Confidential treatment requested: material has been omitted and filed separately with the Commission.

column below of the royalty rate normally payable (but for the application of this clause 6.8)

      Market share of Competitor(s)
      (based upon sales value in the
      relevant accounting period)         Fraction

            *                             *
            *                             *
            *                             *
            *                             *

Notwithstanding the above, in no case shall the royalty rate be less than *.

7.    Downpayments from Third Parties

7.1   THE LICENSEE shall pay LKS fifty per cent (50%) of the following:-

      7.1.1 each lump sum payment, (as opposed to royalties paid as a consequence of actual sales), received by the LICENSEE (or by any Connected Person of the LICENSEE or member of the LICENSEE's Group) from a third party in connection with the grant of a distribution or any other right under or in respect of Products; and

      7.1.2 the cash equivalent of each non-cash benefit, (not in respect of actual sales of Products), received by the LICENSEE or by any Connected Person of the LICENSEE or member of the LICENSEE's Group from a third party in connection with the grant of a distribution or any other right under or in respect of Products.

Provided that the foregoing shall not apply to bona fide payments to the LICENSEE which are solely for services provided by the LICENSEE or which are solely for equity in the LICENSEE.

7.2 THE LICENSEE shall, within thirty(30) days of receipt by the LICENSEE (or by the Connected Person or Group member) of each such lump sum payment, or non-cash benefit, notify LKS of and provide full details of such lump sum payment, (7.1.1)), and non-cash benefit, (7.1.2)). At the same time as the LICENSEE gives LKS such notification the LICENSEE shall pay LKS the sum or sums due.



* Confidential treatment requested: material has been omitted and filed separately with the Commission.

7.3 WITH regard to non-cash benefits, the LICENSEE shall make its own valuation but LKS may challenge such valuation in writing. Similarly, where a payment is received by the LICENSEE (or by any Connected Person of the LICENSEE or member of the LICENSEE's Group) from a third party, and such payment relates to equity in the LICENSEE as well as rights under or in respect of Products, then the LICENSEE shall apportion the payment between the two elements but LKS may challenge the apportionment if it feels that the figure allocated to the equity does not reflect the true open market value of the equity and includes a premium above that ("Premium"). On receipt of either type of challenge the LICENSEE shall promptly obtain an independent auditor's certificate specifying the valuation made by the auditor. Both parties shall abide by the auditor's certificate and shall rectify any overpayment or underpayment (as the case may be). Where the auditor finds that there is a Premium the Premium (but not the non-Premium payment for the equity) shall be subject to the above revenue sharing arrangements.

8. Accounting for Royalties

8.1  THE LICENSEE shall:-

      8.1.1 keep true and detailed accounts and records of all royalties and other sums due under this Agreement:

      8.1.2 within forty-five days after the last day of March, June, September, and December in each year deliver to LKS a statement of all royalties and other sums due for the three month period ending on such date showing separately the Chargeable Transactions in each country, credits under Clause 6.7 and (where relevant), the rate of exchange used or, if it be the case, a statement that no royalties are due;

      8.1.3 send with the above statement the amount shown to be due;

      8.1.4 immediately and without demand send to LKS the difference between an amount already paid and the correct amount shown to be due and payable as a result of verification under Clause 10.

8.2 ON termination or expiry, the final statement shall be delivered within thirty days of termination or expiry and shall include details of royalties on all Products being manufactured and all Products manufactured but not yet disposed of.

8.3 IF the LICENSEE defaults in payment of the royalties and other sums due within the period stated above, the amount due shall bear interest, accruing from day to day, at the rate per annum of Four per cent (4 %) above the Base Rate for the time being of the National Westminster Bank p.l.c.

9. Currency and Taxes

9.1 ALL payments shall be made in Dollars in Cambridge, MA. Any necessary currency conversion shall be at the rate at which English bank transfers are made on the last business day of the period to which the relevant sales and royalty statement relates.

9.2 PAYMENTS shall be made without deduction, other than such amount AS the LICENSEE is required to deduct or withhold by law. In regard to any such deduction, the LICENSEE shall use all reasonable endeavors to assist LKS to claim recovery or exemption under any double taxation or similar agreement. Evidence as to the payment of such tax or sum withheld shall, on request, be given by the LICENSEE to LKS.

10. Verification

10.1 THE LICENSEE shall permit any authorized representative appointed by LKS, upon reasonable notice, access to the premises of the LICENSEE and access to the accounts, records and relevant documentation of the LICENSEE and shall provide such information and explanations as the representative shall require to verify the statements and to satisfy LKS that the financial and accounting provisions of this Agreement are being complied with. The representative shall also be permitted to take copies of extracts pertinent to the verification. If the verification discloses an underpayment to LKS of more than 10% of the amount due the LICENSEE shall promptly on demand reimburse LKS the fees and costs of the representative, and the reasonable costs incurred by LKS in respect of the verification.

10.2 LKS shall keep confidential any information which it may acquire in the exercise of its rights under this Clause 10 with the exception of information which was already lawfully known to it, or to which LKS is required to disclose by law, or which is or becomes in the public domain otherwise than by any default of LKS.

11. Suspension of royalties

      IF any of the following events shall occur in respect of the Patents:-

      11.1 any patent application is finally refused so that the grant of a patent thereon is unobtainable; or

      11.2  any patent application is abandoned or withdrawn; or

      11.3  any patent lapses; or

      11.4 any patent is declared invalid or unenforceable by a court or tribunal of competent jurisdiction;

then the royalties -payable solely in respect of such patent application or patent shall cease after the date of the relevant event, but LKS shall be entitled to all sums which shall have then already fallen due, and whether paid or unpaid at such date. If such patent application is reinstated or such patent is restored or is subsequently established as being valid and enforceable, royalties shall again become payable, together with all royalties which would have been payable if the relevant event had not occurred.

12.  Undertakings by the LICENSEE

      THE LICENSEE:-

      12.1 shall not use the Campath lH transferred pursuant to this Agreement for human therapeutic administration;

      12.2 shall not at any time make any use of the Know-how other than for the purposes of the Licenses-,

      12.3 shall have full control, authority and responsibility for development, registration and commercialization of Products and shall use all reasonable efforts and diligence in development registration and commercialization of Products (and the efforts of sub-licensees, members of the LICENSEE's Group and collaborators shall be considered as efforts of the LICENSEE in this regard);

      12.4 shall deliver to LKS at intervals of six months short summary written reports on the development and regulatory work carried out by and for the LICENSEE in relation to Products during the preceding six months, and the LICENSEE shall arrange for its staff to answer any reasonable questions LKS may raise on such reports with such question and answer sessions to be either on the telephone or at a meeting (as reasonably requested by LKS);

      12.5 shall use all reasonable endeavors to promote the distribution and sale of Products and will use all reasonable endeavors to procure or make available necessary selling and manufacturing facilities to meet demands for Products;

      12.6 shall use all reasonable endeavors to maximize the demand for Products;

      12.7 undertakes to LKS that when selling Product as part of a package with other products the LICENSEE shall ensure that it does not favor the other products, or discriminate against Product, in terms of pricing, discounts, or in any other way which would adversely affect the royalties due to LKS under this Agreement.

13. Marking

      THE LICENSEE shall legibly mark the Products or, if not practicable, then any associated packaging or literature, with the relevant patent or application number.

14. Supplementary Protection Certificates

      14.1 THE LICENSEE shall use its reasonable endeavors to promptly take all necessary steps to facilitate LKS's application for a Supplementary Protection Certificate or Certificates and patent extensions in respect of Products.

      14.2  IN particular, but without limitation, the LICENSEE shall:-

            14.2.1 promptly notify LKS of the number and date of the first and any subsequent authorization to place Products on the market;

            14.2.2  promptly and free of charge provide to LKS:-

                    14.2.2.1 a copy of every authorization fulfilling the requirements of Article 8.1(b) of the SPC Regulation (and of any additional applicable requirements imposed by relevant national law) in respect of all Products;

                    14.2.2.2 additional information fulfilling the requirements of Article 8.l(c) of the SPC Regulation and a copy of the notice publishing the authorization in the appropriate official publication (and information and documents fulfilling any additional requirements imposed by relevant national law)

            14.2.3 permit use of documents and information provided pursuant to this clause for the purpose of such application for a Supplementary Protection Certificate or Certificates

14.3 LKS shall notify the LICENSEE of the application for and grant of every Supplementary Protection Certificate in respect of Products.

14.4 LKS shall not be obliged to apply for grant of any Supplementary Protection Certificates.

14.5 FOR the avoidance of doubt the LICENSEE shall not be entitled to make an application for or participate in negotiations for grant of any Supplementary Protection Certificate.

15. Exclusion of liability; Indemnity

15.1 LKS warrants and represents that it has the full right and authority to enter into this Agreement and is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

15.2 SAVE as expressly stated herein, no representation condition made or given by or on behalf of LKS. All conditions and warranties, arising by opinion of law or otherwise:-

      15.2.1 to the effect that any of the Patents or copyright in the Know-how, are valid or enforceable, or

      15.2.2 to the effect that any of the acts hereby licensed or agreed to be licensed by LKS will not infringe the rights of third parties; or

      15.2.3 in relation to the provision or use of the Know-how or its fitness for purpose, accuracy or completeness;

are hereby expressly excluded.

15.3 LKS shall be under no liability whatsoever to the LICENSEE (whether in negligence or otherwise, in contract or in tort) for any expense, loss, death, damage or injury of any kind (including any loss of profit or consequential damage) sustained by the LICENSEE or any third party which arises directly or indirectly from any cause or circumstance referred to in Clause 15.4 below.

15.4 THE LICENSEE shall indemnify LKS and its licensors, including BTG and WF, against all claims and actions by and all damages awarded to any third person against LKS (and any related costs and expenses) which arise directly or indirectly from:-

      15.4.1 the development, manufacture, use, storage, sale or disposal of Products; or

      15.4.2  the use of the Patents or the said Copyright; or

      15.4.3  the provision, evaluation or use of the Know-how; or

      15.4.4 any technical or other advice given by LKS or any of its officers, employees or agents to the LICENSEE or from any reliance by the LICENSEE or any third party thereon.

LICENSEE's indemnification hereunder shall not apply to any damages that are directly attributable to the intentional misconduct or negligence of LKS. LICENSEE shall have the right to control the defense, settlement or compromise of any action to which this indemnity applies, but shall not act in any way which may or does do material adverse damage to LKS's or BTG's name or reputation. LKS shall notify LICENSEE promptly of any claim or threatened claim and shall cooperate with all reasonable requests of LICENSEE with respect thereto.

15.5 UPON the initiation of Clinical trials with Products and for two (2) years after termination of this Agreement the LICENSEE shall, at its own cost effect and maintain in force with reputable insurers, adequate insurance in respect of the development, storage, manufacture, use and supply of Products and shall provide evidence of such insurance to LKS on request. Any consequent policy shall name LKS as additional insured; waive any right of subrogation of the insurers against LKS; be primary and without right of contribution from other insurance which may be available to LKS; prohibit any alteration adversely affecting LKS's interest in the insurance (or any alteration inconsistent with the requirements of Clause 15); prohibit the lapse of or any cancellation or non-renewal of such insurance, without the prior consent in writing of LKS. In the event a court determines that the LICENSEE has failed to meet its obligation to obtain or maintain adequate insurance, LKS may terminate this Agreement provided however that this Agreement may not be terminated on this ground unless the LICENSEE has been given at least ninety (90) days to cure such failure and has failed to do so.

16. Termination

16.1 THE LICENSEE may, at any time, terminate this Agreement, by giving not less than 120 days notice to that effect. In such notice the LICENSEE must specify whether it is terminating on account of breach by LKS, and, if it is, must give details of that breach.

16.2 LKS may terminate this Agreement, or any of the Licenses forthwith, by notice to the LICENSEE, upon the happening of any of the following events:-

       16.2.1 if any royalties or other sums payable remain unpaid for thirty days after the due date, or

       16.2.2 if the LICENSEE is in breach of any of the other terms or obligations of this Agreement, and such breach is not capable of remedy;

       16.2.3 if the LICENSEE is in breach of any of the terms or obligations of any of LKS agreements with WF and BTG;

       16.2.4 if in the United Kingdom the LICENSEE has a Receiver or an Administrative Receiver or Administrator appointed of the whole, or any part, of its undertaking or assets, or in any other country has an officer appointed to perform a function analogous to that of a Receiver, Administrative Receiver or Administrator;

       16.2.5 if an order is made, or a resolution passed, for winding-up or administering the LICENSEE, unless such order or resolution is part of a scheme of solvent reconstruction of the LICENSEE.

       16.2.6  if LICENSEE is dissolved or otherwise ceases to do business.

16.3 IF the LICENSEE is six months or more behind schedule on any milestone (for any indication) as per the Development Plan then LKS as its sole and exclusive remedy for such delay may serve on the LICENSEE a notice of termination of this Agreement and that notice shall have automatic effect six months after the date of service, unless within that period the LICENSEE shall have achieved the relevant milestone, provided that LKS shall not unreasonably refuse a request for the remedy period to be extended beyond six months where the delay is due (wholly or partly) to an event of Force Majeure, or for other reasons beyond the control of the LICENSEE.

16.4 IF the LICENSEE is in breach of any of the terms or obligations of this Agreement, other than the cases referred to in sub-clauses 15.4, 16.2 and 16.3, and such breach is capable of remedy. LKS may serve on the LICENSEE a notice of termination of the Agreement and that notice shall have automatic effect thirty days after the date of service, unless within that period the LICENSEE shall have remedied the breach.

       16.4.1 LICENSEE shall, no later than 15th June of Year 3 produce Net Sales forecasts for Years 3 to 5 inclusive: and thereafter LICENSEE shall no later than 15th December of Year 5 and then no later than 15th December of each subsequent third Year produce Net Sales forecasts for the following three Years (so that an uninterrupted stream of Net Sales forecasts are produced). The LICENSEE shall deliver each three Year set of Net Sales forecasts co LKS within one week of them being produced.

       16.4.2 LKS shall have the right to terminate this Agreement forthwith on notice to the LICENSEE if the aggregate Net Sales for Years 3 to 5 inclusive do not match or exceed twenty five per cent (25%) of the aggregate Net Sales forecasts for those Years. Thereafter LKS shall have the right to terminate this Agreement forthwith on notice to the LICENSEE if the aggregate Net Sales for any two years, (the first two being Years 5 and 6, and the next Years 6 and 7), do not match or exceed forty per cent (40%) of the aggregate Net Sales forecasts for the two Years in question.

       16.4.3 IF LKS believes, in good faith, that any such forecast does not represent a reasonable assessment of the likely future sales, the parties shall endeavor to find a mutually acceptable revision of the forecast. If the parties cannot determine such mutually acceptable resolution, LKS shall submit the dispute to a mutually acceptable third party expert for a final and binding forecast, and the cost of such expert shall be equally shared by the parties.

17. Rights on termination

17.1 TERMINATION (or expiry) of this Agreement shall be without prejudice to any rights of either party against the other which may have accrued up to the date of termination.

17.2 ON termination (or expiry) of this Agreement for whatever cause, the LICENSEE shall pay to LKS royalty in respect of all Products being manufactured at the date of termination and all Products manufactured and not yet sold. The LICENSEE shall then be free to sell or dispose of Products on which royalty has been paid.

17.3 TERMINATION (or expiry) of this Agreement for any reason shall not bring to an end:-

      17.3.1 the confidentiality obligations of Clause 5.3 until the Know-how shall have come into the public domain otherwise than through the breach or default of the LICENSEE;

      17.3.2 the obligations of the LICENSEE in respect of the accounting for, payment of and verification of royalties and other payments under Clauses 6, 7, 8, 9, 10 and 17.2 until the settlement of all claims of LKS;

      17.3.3  the provisions of Clause 15.

17.4 ON early termination the LICENSEE:-

      17.4.1 shall/shall procure transfer to LKS or destruction (at LKS's option, and in the former case at LKS's expense) of the Know-how (and all copies and derivatives) in the possession of the LICENSEE's Group; and

      17.4.2  shall (at LKS's request) assign the Trade Marks to LKS; and

      17.4.3 except where the termination is for breach by LKS grant to LKS or where necessary procure that others grant to LKS irrevocable non-exclusive licenses under:-

                    17.4.3.1 each of those LICENSEE Inventions which is an improvement invention to one or more of the inventions the subject of the Patents, and all patent applications and patents relating thereto for which the LICENSEE has the benefit; and

                    17.4.3.2  the Results.

The license in respect of the Results shall permit use of the Results in applications for regulatory clearance and such licenses (generally) shall be to make, use, sell and otherwise dispose of products failing within the scope of the claims of any of the applications or patents for the LICENSEE Inventions, or which utilize the Results, and shall include full Sub-licensing rights and shall continue, in the case of the LICENSEE Inventions until all of the applications and patents relating thereto have ceased to subsist, and in the case of the Results until all the same have fallen into the public domain (other than through the LICENSEE's default). The license in respect of the Results shall include the physical transfer of the Results (or copies) by the LICENSEE to LKS, at LKS's expense.

17.5 IF the Agreement is terminated by the LICENSEE then, unless the LICENSEE can prove to LKS's satisfaction (considered in good faith by LKS) that termination was on the grounds of efficacy or safety, (and here LKS will consider the LICENSEE's results from trials and studies), then the LICENSEE shall pay LKS the next two annual payments (under 2.1.2 to 2.1.4) which would have been payable but for termination (and any such payments already outstanding on the date of termination shall be disregarded for these purposes).

18. Indexation

   THE sums referred to in Clause 2.1.2 to 2.1.4 (inclusive) shall be adjusted to account for increases in the Index which are above * in any calendar year. Each tine there is an annual increase above * the sums shall be increased by the percentage increase above * (such increase being in addition to any previous increase hereunder).


* Confidential treatment requested: material has been omitted and filed separately with the Commission.

19. Legal Proceedings

      If the LICENSEE contemplates legal proceedings against a third party under one or more of the WF Patents, it shall first give reasonable notice to LKS and WF. The LICENSEE shall take reasonable account of any concerns that WF and the Glaxo Group have where such concerns are notified in writing to the LICENSEE (whether directly or through LKS) and the LICENSEE shall give reasonable consideration to any alternative strategies that WF or any member of the Glaxo Group may propose in writing prior to commencement of the relevant action. WF and the members of the Glaxo Group shall have the right: but not the obligation to join the LICENSEE in any such legal proceedings.

20. Miscellaneous

20.1 THE LICENSEE shall not assign, charge or otherwise dispose of any of its rights or obligations under this Agreement, or any of the Licenses.

20.2 Pursuant to the terms and conditions set forth in Schedule 4, the LICENSEE may grant sub-licenses with the consent of LKS which consent shall not be unreasonably withheld.

20.3 THE failure by either party to exercise or enforce any rights under this Agreement shall not be deemed to be a waiver of any such rights, nor shall any single or partial exercise of any right, power, or privilege, or further exercise thereof, operate so as to bar the exercise or enforcement thereof at any later time.

20.4 THE waiver by either party of any breach of any of the terms of this Agreement by the other shall not be deemed to be a waiver of any other breach of the Agreement.

20.5 IF any part or provision of this Agreement is prohibited, or rendered void or unenforceable, by any legislation, the validity or enforceability of the Agreement as a whole or of any other part of this Agreement shall not be affected.

20.6 SUBJECT to Clause 16.3 the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

20.7 FOR the avoidance of doubt it is declared that it is understood that the Trade Marks will be assigned to the LICENSEE as of the Effective

Date; it being further understood that it is entirely the LICENSEE's responsibility to obtain the documentation necessary to accomplish such assignment directly from LKS and/or WF and affiliates.

21. Notices

      21.1 ANY notice authorized or required to be given by either party under this Agreement to the other party, shall be in writing. and shall be deemed to be duly given if left at, or sent by recorded delivery or registered post addressed to:-

            21.1.1 in the case of LKS, the address of LKS at the head of the Agreement, unless notice of change has been given to LICENSEE, in writing; and

            21.1.2 in the case of the LICENSEE the address of the LICENSEE at the head of this Agreement, unless notice of change has been given to LKS, in writing.

21.2 ANY notice, if sent by post, shall be deemed to have been served at the expiration of three days after posting.

22. Law and Jurisdiction

22.1 THIS Agreement is to be read and construed in accordance with. and governed by, English law.

22.2 THE LICENSEE submits to the jurisdiction of the English Courts and to the Courts of the Commonwealth of Massachusetts, USA.

      I N   W I T N E S S whereof this document has been executed as a Deed, pursuant to English law, the day and year first above written.



LEUKOSITE, INC.                           L & I PARTNERS, L.P.
                                          By:  L & I, L.L.C.
                                                General Partner

_______________________________           ______________________________
                  , President                               , President


_______________________________           ______________________________
                  , Secretary                               , Secretary